Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, June 26, 2008

eOn Communications Receives NASDAQ Letter

SAN JOSE, CA (June 26, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today announced that on June 23, 2008 it received a NASDAQ Staff Deficiency Letter from the NASDAQ Stock Market. The letter states that for the last 30 consecutive business days, the closing bid price per share of the Company’s common stock has been below the $1.00 minimum per share requirement for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(4). According to the Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until December 22, 2008, to regain compliance.

The NASDAQ letter has no effect on the listing of the Company’s common stock at this time. If, at anytime before December 22, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for ten consecutive business days (or up to 20 consecutive business days if NASDAQ notifies the Company that the compliance period is being extended), NASDAQ will recognize that the Company has regained compliance with the Rule, and the Company’s common stock will remain listed on the NASDAQ Stock Exchange.

Should the Company not be able to demonstrate compliance with the rule by December 22, 2008, the NASDAQ staff will determine whether eOn meets the initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, then it will be granted an additional 180 calendar days to comply. If not, eOn will be notified that its common stock will be delisted. At that time, the Company may appeal the determination to delist its common stock.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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